Delek US Holdings Board Appoints New Director

BRENTWOOD, Tenn., January 18, 2024 -- Delek US Holdings, Inc. (the “Company” or “Delek US”) announced that its Board of Directors has appointed Christine Benson Schwartzstein to serve as an independent director effective immediately. Ms. Benson will stand for election at the Company’s 2024 annual meeting of stockholders, on May 2, 2024. Following the appointment, the board of Delek US will comprise of 10 directors, 8 of which are independent.
“The board is pleased to welcome Ms. Benson. Her experience in risk management, capital markets, and green energies will provide us with instrumental insights,” said Uzi Yemin, Executive Chairman of Delek US.
“We are excited to have Ms. Benson join our board. Given her understanding of Delek and our assets, we look forward to Ms. Benson’s insight as we execute on our strategic initiative to create value for shareholders,” added Avigal Soreq, President and CEO of Delek US.
Ms. Benson has nearly 20 years of experience in natural resources risk management, capital markets, and investing. She is currently a director of Apollo Infrastructure Company LLC, as well as Talen Energy Corporation. She previously served as a member of the Senior Advisory Board of Orion Infrastructure Capital, until 2023 after serving as a Managing Director and Investment Principal from 2021 to 2022. Before joining Orion Infrastructure Capital, Ms. Benson spent 17 years in various roles at Goldman Sachs & Co. Ms. Benson received an A.B. in Earth and Planetary Sciences, magna cum laude, from Harvard University in 2004.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, pipelines, renewable fuels and convenience store retailing. The refining assets consist primarily of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day. Pipeline assets include an ownership interest in the 650-mile Wink to Webster long-haul crude oil pipeline. The convenience store retail segment operates approximately 250 convenience stores in West Texas and New Mexico.
The logistics operations include Delek Logistics Partners, LP (NYSE: DKL). Delek Logistics Partners, LP is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. Delek US Holdings, Inc. and its subsidiaries owned approximately 78.7% (including the general partner interest) of Delek Logistics Partners, LP at September 30, 2023.

Investor/Media Relations Contact:
Rosy Zuklic, Vice President of Investor Relations and Market Intelligence
investor.relations@delekus.com; rosy.zuklic@delekus.com; 615-767-4344

Information about Delek US Holdings, Inc. can be found on its website (www.delekus.com), investor relations webpage (ir.delekus.com), news webpage (www.delekus.com/news) and its Twitter account (@DelekUSHoldings).